EXHIBIT 99.1


               INTERPUBLIC PRICES OFFERING OF 20-YEAR ZERO-COUPON
                            CONVERTIBLE SENIOR NOTES


     New York, NY (December 11, 2001)--The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced the pricing of its Rule 144A offering of 20-year zero-coupon convertible senior notes. Gross proceeds from the issue are expected to be approximately $500 million.

     The notes, which carry a 1% yield to maturity, will be convertible into Interpublic common shares at an initial conversion price of $35.90, representing a 32% conversion premium. The notes will not be redeemable by Interpublic before December 14, 2006. In addition, the Company may be required to repurchase notes at their accreted value, at the option of the holders, on December 14, 2003, 2004, 2005, 2006, 2011, or 2016, and in
     certain other circumstances.

     Sean F. Orr, Executive Vice President and Chief Financial Officer, commented: "Interpublic is taking advantage of favorable market conditions to reduce its borrowing costs and increase its financial flexibility. We expect this transaction to be accretive to earnings in 2002."

     Net proceeds from the offering will be used primarily for the repayment of existing short-term and long-term indebtedness.

     The Interpublic Group of Companies is one of the world's leading organizations of advertising agencies and marketing services companies. Its four global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group and Advanced Marketing Services. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                      # # #

     The notes to be offered have not been and, at the time of the offering, will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.



     Cautionary Statement

     This document contains forward-looking statements. Statements that are not historical fact, including statements about Interpublic's beliefs and expectations constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Interpublic cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such factors include, but are not limited to, those discussed in Interpublic reports filed with the SEC on Forms 10-K, 10-Q and 8-K.